Contacts:

Media: 703.469.1004 or media@fbr.com
Investors: Bradley J. Wright at 703.469.1080 or fbcmir@fbr.com

Eric Billings to Retire as Chief Executive Officer

Of FBR Capital Markets Corporation;
Will Remain Chairman of the Board

Richard Hendrix Promoted to Chief Executive Officer

ARLINGTON, VA, December 22, 2008 – FBR Capital Markets Corporation’s (NASDAQ:FBCM) Board of Directors today announced that the Company’s Founder, Chairman and Chief Executive Officer, Eric F. Billings, will retire as Chief Executive Officer effective January 1, 2009. Mr. Billings will remain as Chairman of the Board and will continue to play a very active role in new business development and in growing and strengthening the Firm’s current and future client relationships.

The Board of Directors also announced that it has promoted Richard J. Hendrix to succeed Mr. Billings as Chief Executive Officer of the Firm, effective January 1, 2009. Mr. Hendrix is currently President and Chief Operating Officer.

“Eric Billings has accomplished in his career what very few business leaders in any industry can claim,” said Arthur Reimers, Lead Director, FBR Capital Markets. “He founded a business, in an industry dominated by giant international brands, and in a remarkably short time grew it into a top competitor in its space. Eric’s vision, leadership and positive energy over the years have been at the very heart of this remarkable accomplishment and on behalf of the entire company, we thank him for his dedication and tireless effort.”

Mr. Reimers continued, “We would also like to congratulate Rick on his appointment as CEO. Rick has been an important part of the growth and success of the company, and the Board is confident that his extensive industry knowledge and strong leadership skills make him the ideal person to lead this company into the future. We are most fortunate to have an executive of Rick’s caliber able to seamlessly assume his new role, as he combines a very sharp intellect with a demonstrated ability to balance risk and opportunity, and to make and execute smart decisions.”

Mr. Hendrix commented, “I am enthusiastic about the opportunity to lead the tremendous team of professionals at FBR Capital Markets. This company has a uniquely successful history behind it, having grown in just 20 years to become a leader in the equity capital markets. Our team is committed to building upon that success and capitalizing on the opportunities in this challenging market. All of us are extremely pleased that Eric will continue to be involved with the crucial function of business development and relationship management and that we will continue to benefit from his market insights and experience.”

Mr. Billings said, “Despite the difficult economic picture, I feel very good about the overall financial strength and positioning of the company and most particularly about the quality and depth of the people on our management team. It is a testament to every one of our employees that we have become one of the leading investment banks in the country. I am pleased and entirely confident to place the reins in Rick’s very capable hands. I look forward to continuing to make a significant personal contribution to our future growth and success and am excited and optimistic about what that success will be.”

About Mr. Hendrix
Richard J. Hendrix, 43, was named President and Chief Operating Officer in 2004, where he has been responsible for investment banking, advisory, institutional brokerage, research, and asset management businesses. Prior to this, Mr. Hendrix was COO of FBR Group with responsibility for the corporation’s principal investing activities including its mortgage-backed securities and merchant banking businesses. Before FBR’s merger with FBR Asset in March 2003, Mr. Hendrix served as the President and Chief Operating Officer of FBR Asset Investment Corporation and held senior investment banking positions.

Prior to joining FBR, Mr. Hendrix was a Managing Director of PNC Capital Markets' Investment Banking group, focusing on mergers and acquisitions, equity, and high-yield debt underwriting. Mr. Hendrix previously also headed PNC Capital Markets asset-backed securities business.

During his career, Mr. Hendrix has worked extensively with companies in a broad range of industries including financial institutions, REITs, metals, retailing, diversified holding companies, specialty finance, and consumer products.

Mr. Hendrix joined PNC in 1987 and was appointed by PNC to work with FBR in 1997 in connection with a strategic alliance between the two companies. He joined FBR in 1999. Mr. Hendrix received his B.S. in Finance from Miami University.

About FBR Capital Markets Corp.

FBR Capital Markets Corporation (Nasdaq: FBCM) provides investment banking*, merger and acquisition advisory services*, institutional brokerage*, research*, and asset management and private wealth services. FBR Capital Markets focuses capital and financial expertise on seven industry sectors: consumer, diversified industrials, energy & natural resources, financial institutions, insurance, real estate, and technology, media & telecom. FBR Capital Markets is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States and in London. For more information, please visit www.fbrcapitalmarkets.com .

*Friedman, Billings, Ramsey & Co., Inc.